Exhibit 10.13

AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT

THIS AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT (the “Agreement”) is made effective as of October 16, 2007 between ENTROPIC COMMUNICATIONS, INC. (“Entropic”), and Patrick Henry (“Employee”), subject to the approval of the Entropic Board of Directors.

RECITALS

A. Employee is presently employed as the Chief Executive Officer of Entropic.

B. Employee and Entropic desire to amend and restate the prior change of control agreement between them dated as of August 18, 2003 (the “Prior Agreement”), to memorialize in writing their understanding regarding severance payments and vesting acceleration of stock options and/or other equity arrangements, including shares of restricted stock subject to repurchase options or other restrictions, in the event of a Change of Control.

AGREEMENT

In consideration of the promises and of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties do hereby agree as follows:

1. EFFECT OF CERTAIN TERMINATIONS IN CONNECTION WITH A CHANGE OF CONTROL.

1.1 Severance Package. If within four and one-half (4  1/2) months before, on or within one (1) year after a Change of Control (as that term is defined below) Employee’s employment is terminated without “Cause,” or Employee resigns for “Good Reason,” then Entropic will provide Employee with the following “Severance Package,” provided Employee complies with the conditions set forth in Section 1.2 below: (i) Employee will receive a severance payment equal to twelve (12) months of Employee’s Base Salary (as defined below), payable in one lump sum, subject to applicable tax withholdings; (ii) Entropic will continue to provide Employee with health, dental and vision benefits by paying Employee’s Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) premiums directly to the COBRA administrator for one (1) year following the date of Employee’s termination, provided that Employee elects to continue and remains eligible for these benefits under COBRA; and (iii) full accelerated vesting of all the unvested shares of all stock options and other equity arrangements subject to vesting, and release of any repurchase options in favor of Entropic on shares of restricted stock that would otherwise be regularly scheduled to vest or be released, as applicable, following Employee’s termination without Cause or voluntary resignation for Good Reason, to the extent permissible by law and (iv) an extension of time until the earlier of one (1) year after Employee’s termination date or the original maximum contractual term to exercise all vested stock options and other equity arrangements. For purposes of clarification, if a stock option or other equity arrangement is subject to performance- or milestone-based vesting or if the release of any repurchase option in favor of Entropic on shares of restricted stock is performance- or milestone-based, such performance measure or milestone shall be deemed satisfied pursuant to clause (iii) above if absent such acceleration provision, in order for such vesting or release to occur such performance measure or milestone was required to be satisfied following Employee’s termination without Cause or voluntary resignation for Good Reason. Moreover, the acceleration of vesting provision set forth in this Section 1.1 is notwithstanding and in addition to any existing vesting provisions set forth in Entropic’s equity incentive plans or any agreements or grant notices thereunder. Entropic acknowledges and agrees that Employee shall not have a duty to mitigate by seeking alternative employment to receive the Severance Package described in this Change of Control Agreement or any part thereof. “Base Salary” shall mean Employee’s monthly base salary in effect immediately prior to the Employee’s date of termination (including without limitation any compensation that is deferred by Employee into an Entropic-sponsored retirement or deferred compensation plan, exclusive of any employee matching contributions by Entropic associated with any such retirement or deferred compensation plan and exclusive of any other Entropic contributions) and excludes all bonuses, commissions, expatriate premiums, fringe benefits (including without limitation car allowances), option grants, equity awards, employee benefits and other similar items of compensation.

1.2 Conditions to Receive Severance Package. The Severance Package described above will be paid provided Employee meets the following conditions: (a) Employee complies with all surviving provisions of any confidentiality or proprietary rights agreement signed by Employee; and (b) promptly following the Employee’s date of termination (but not more than forty-five (45) days after the Employee’s employment is terminated), Employee executes a full general release (the “Release”), in a form acceptable to Entropic, releasing all claims, known or unknown, that Employee may have against Entropic, and any subsidiary or related entity, their officers, directors, employees and agents, arising out of or any way related to Employee’s employment or termination of employment with Entropic. Such Release shall be negotiated, in good faith, between Employee and Entropic and which Release shall exclude: (1) Employee’s right to indemnification to the fullest extent provided for in the California Labor Code or other contractual right to indemnification; (2) Employee’s right to any vested benefits available to him under any employee benefit plan (e.g. 401(k) Plan) to the fullest extent provided for in the plan; (3) Employee’s rights as a stockholder in Entropic; and (4) the obligations incurred by the parties under the Release.

1.3 280G. Notwithstanding Section 1.1 above, if it is determined that the amounts payable to Employee under this Agreement, when considered together with any other amounts payable to Employee as a result of a Change of Control (collectively, the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Employee elects in writing a different order (provided, however, that such election shall be subject to Entropic approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; reduction of accelerated vesting of stock options; reduction of employee benefits. In the event that acceleration of vesting of stock option compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Employee’s stock options (i.e., earliest granted stock option cancelled last) unless Employee elects in writing a different order for cancellation.

The accounting firm engaged by Entropic for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by Entropic is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Entropic shall appoint a nationally recognized accounting firm to make the determinations required hereunder. Entropic shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Employee and Entropic within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by Employee or Entropic) or such other time as requested by Employee or Entropic. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Employee and Entropic with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Employee and Entropic, except as set forth below.

If, notwithstanding any reduction described in this Section 1.3, the IRS determines that Employee is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then Employee shall be obligated to pay back to Entropic, within thirty (30) days after a final IRS determination or in the event that Employee challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to Entropic so that Employee’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in Employee’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Employee shall pay the Excise Tax.

Notwithstanding any either provision of this Section 1.3, if (i) there is a reduction in the payment of benefits as described in this section, (ii) the IRS later determines that Employee is liable for the Excise Tax, the payment of which would result in the maximization of Employee’s net after-tax proceeds (calculated as if Employee’s benefits had not previously been reduced), and (iii) Employee pays the Excise Tax, then Entropic shall pay to Employee those benefits which were reduced pursuant to this section contemporaneously or as soon as administratively possible after Employee pays the Excise Tax so that Employee’s net after-tax proceeds with respect to the payment of benefits is maximized.

1.4 Change of Control. A “Change of Control” means: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of Entropic of more than fifty percent (50%) of the voting stock of Entropic; (ii) a merger or consolidation or other transaction in which Entropic is a party after which the stockholders of Entropic immediately prior to such transaction hold less than fifty percent (50%) of the voting securities of the surviving entity; (iii) the sale, exchange, or transfer of all or substantially all of the assets of Entropic after which the stockholders of Entropic immediately prior to such transaction hold less than fifty percent (50%) of the voting securities of the corporation or other business entity to which the assets of Entropic were transferred; or (iv) a liquidation or dissolution of Entropic.

1.5 Termination for “Cause.” For purposes of this Agreement, a termination for “Cause” occurs only if Employee is terminated for any of the following reasons: (i) theft, dishonesty, or falsification of any Entropic documents or records; (ii) improper use or disclosure of confidential or material proprietary information of Entropic; (iii) repeated negligence in the performance of Employee’s duties; (iv) Employee’s breach of his fiduciary duty to Entropic by unlawfully competing with Entropic in violation of Section 13 of the Offer Letter dated as of August 18, 2003 (the “Offer Letter”); (v) Employee’s conviction (including any plea of guilty or nolo contendere) for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude. Notwithstanding the above, Entropic may not terminate Employee’s employment for Cause under Sections 1.5 (iii) or (iv) above unless Entropic has first given Employee written notice of the offending conduct and a thirty (30)-day opportunity to cure such conduct. Employee’s resignation at the request of the Board of Directors for reasons other than Cause shall be deemed an involuntary termination by the Company without Cause.

Notwithstanding the foregoing clauses, Employee’s employment shall not be deemed to be terminated for Cause, and no other action shall be taken by Entropic which is adverse to Employee hereunder unless and until there shall have been delivered to Employee a copy of a statement of the basis for Cause, signed and approved by an officer of Entropic.

1.6 Voluntary Resignation for “Good Reason.” After a Change of Control, Employee may terminate Employee’s employment with Entropic for “Good Reason” by serving notice of resignation to Entropic with a description of the circumstances giving rise to the Good Reason. For purposes of this Agreement, “Good Reason” means: (i) the assignment to Employee of any duties, or any limitation of Employee’s responsibilities, substantially inconsistent with his positions, duties and responsibilities with Entropic immediately prior to the date of the Change of Control which includes, but is not limited to a change in position such that Employee is not the Chief Executive Officer or the equivalent thereof of the surviving entity in such change of control or the parent corporation of such surviving entity in the event the surviving entity is a wholly owned subsidiary of a parent corporation that is the operating entity; (b) the relocation of the principal place of Employee’s service with Entropic to a location that is more than fifty (50) miles from Employee’s principal place of service with Entropic immediately prior to the date of the Change of Control; (c) any material reduction by Entropic of Employee’s base salary in effect immediately prior to the date of the Change of Control (unless reductions comparable in amount and duration are concurrently made for all other employees of Entropic’s “Management Team Executives” (as that term is defined in the Offer Letter)), or any material reduction of Employee’s 30% target for bonus compensation; provided that, the modification of the milestones Employee must meet to earn such bonus compensation and the actual amount of bonus compensation earned by Employee if lower than 30% of Employee’s base salary shall not constitute “Good Reason” under this section; and (d) any failure by Entropic to continue to provide Employee with the opportunity to participate in any material benefit or compensation plans and programs in which Employee was participating immediately prior to the date of the Change of Control, or their equivalent, including without limitation, life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, unless such benefit or compensation plans are modified or eliminated on a company-wide basis. Notwithstanding the above, Employee may not resign for Good Reason unless Employee has first given Entropic written notice of the offending conduct and a thirty (30)-day opportunity to cure such conduct.

1.7 Payment Upon Death or Disability. Neither death nor disability shall affect Entropic’s obligations hereunder, provided, however, that neither death nor disability shall be deemed to be Cause and death or disability shall be Good Reason under this agreement.

1.8 Application of Code Section 409A. Compensation and benefits payable under this Agreement are intended to be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations to the maximum extent permitted by said provision. To the extent such payments do not fit within said short-term deferral rule, the compensation and benefits payable under this letter agreement shall be regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment to Employee be delayed until six (6) months after separation from service if Employee is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.

2. AT-WILL EMPLOYMENT. Employee acknowledges that Employee continues as an at-will employee and agrees that nothing in this Agreement is intended to or should be construed to contradict, modify or alter Employee’s at-will employment relationship with Entropic.

3. NO OTHER SEVERANCE BENEFITS. Employee acknowledges and agrees that the Severance Package provided pursuant to this Agreement is in lieu of any other severance benefits to which Employee may be eligible under any other agreement and/or Entropic severance plan or practice. Employee and Entropic further acknowledge that this Agreement constitutes the entire agreement between the parties relating to severance benefits upon change of control and supersedes any and all other agreements, either oral or in writing, between Employee and Entropic and all other subsidiaries or affiliates of Entropic with respect to the matters discussed herein, including without limitation the Prior Agreement. Notwithstanding the foregoing, this Agreement shall not supersede the vesting acceleration provisions included in Entropic’s equity incentive plans, nor shall it supersede that certain Offer Letter.

4. CERTAIN REDUCTIONS. To the extent that any federal, state or local laws, including, without limitation the Worker Adjustment Retraining Notification Act, or any similar state statute, require Entropic to give advance notice or make a payment of any kind to Employee because of Employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the benefits payable under this Agreement shall either be reduced or eliminated by such required payments or notice. The benefits provided under this Agreement are intended to satisfy any and all statutory obligations that may arise out of Employee’s involuntary termination of employment for the foregoing reasons.

5. GENERAL PROVISIONS.

5.1 Severability. If any provision of this Agreement is held by an arbitrator or a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

5.2 Successors and Assigns. The rights and obligations of Entropic under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Entropic. Employee shall not be entitled to assign any of his rights or obligations under this Agreement, other than to his estate as provided in Section 1.7.

5.3 Applicable Law. This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the United States of America and the State of California. Each of the parties irrevocably consents to the exclusive jurisdiction of the federal and state courts located in San Diego, California, as applicable, for any matter arising out of or relating to this Agreement.

5.4 Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement, Employee and Entropic that all such disputes shall be fully and finally resolved by a single, neutral arbitrator through binding arbitration before JAMS under its then-existing rules for the resolution of employment disputes. The exclusive venue for the arbitration shall be San Diego, California. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Any arbitration award may be entered in any court having competent jurisdiction. Entropic shall bear the costs of the arbitration filing and hearing fees and the costs of the arbitration. The prevailing party in any arbitration shall be entitled to an award of his or its reasonable attorney’s fees and expert witness costs in addition to any other relief awarded by the trier of fact, to the fullest extent permitted by law.

5.5 Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in subsequent writing and signed by the parties thereto.

5.6 Headings. Section headings are for convenience only and shall be given no effect in the construction or interpretation of this Agreement.

5.7 Notice. All notices made pursuant to this Agreement, shall be given in writing, delivered by a generally recognized overnight express delivery service, and shall be made to the principal place of business of Entropic or to Employee’s residence, as applicable.

5.8 Entry Into This Agreement. This Agreement may be entered into by facsimile and in counterparts, all of which taken together shall be one agreement.

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

EMPLOYEE:		ENTROPIC COMMUNICATIONS, INC.

/s/ Patrick Henry		By:	/s/ Lance Bridges
Name:	Patrick Henry	Title:	General Counsel
Address:	P.O. Box 868 Rancho Santa Fe, CA 92069	Address:	9276 Scranton Road, Ste. 200 San Diego, California 92121

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